January 24, 2025

David Palach
Chief Executive Officer
N2OFF, Inc.
HaPardes 134 (Meshek Sander)
Neve Yarak, Israel

       Re: N2OFF, Inc.
           Registration Statement on Form S-1
           Filed January 17, 2025
           File No. 333-284337
Dear David Palach:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Juan Grana at 202-551-6034 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of Industrial
Applications and
                                                           Services
cc:   Nancy Brenner, Esq.